PRICING SUPPLEMENT (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006) Pricing Supplement Number: 2656	Filed Pursuant to Rule 424(b)(3) Registration No. 333-132911

2,000,000 Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

12% Callable STock Return Income DEbt SecuritiesSM

due February 7, 2008

“Callable STRIDESSM”

Payable on the maturity date with Apple, Inc. common stock

$25 original public offering price per unit

The Callable STRIDES:

•

The Callable STRIDES are designed for investors seeking interest payments on their investment and who want to participate in the change in the price of Apple, Inc. common stock over the term of the Callable STRIDES, subject to ML&Co.’s right to call the Callable STRIDES.

•	We may call the Callable STRIDES beginning August 8, 2007 through and including February 7, 2008.

•	We will pay interest on the $25 original public offering price per unit of the Callable STRIDES quarterly, at the rate of 12% per year, beginning May 7, 2007.

•

The initial share multiplier for the Callable STRIDES is based upon the volume weighted average price of one share of Apple, Inc. common stock on January 31, 2007. The initial share multiplier was set so that the product of the volume weighted average price of one share of Apple, Inc. common stock on January 31, 2007 and the initial share multiplier equals $25, the original public offering price of one unit of the Callable STRIDES. The share multiplier will be subject to adjustment for certain corporate events relating to Apple, Inc. as described in this pricing supplement.

•

If the closing market price of Apple, Inc. common stock falls below $1.00, the Callable STRIDES will be redeemed prior to their stated maturity date. If redeemed, we will deliver for each Callable STRIDES a number of shares of Apple, Inc. common stock equal to the then current share multiplier, plus a redemption amount as described in this pricing supplement.

•

The Callable STRIDES have been approved for listing on the American Stock Exchange under the trading symbol “APP”. We make no representations, however, that the Callable STRIDES will remain listed for the entire term of the Callable STRIDES.

•

The Callable STRIDES will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C.” The Callable STRIDES will have the CUSIP No.: 59022C368.

•

Linked to the price of Apple, Inc. common stock (trading symbol “AAPL”). Apple, Inc. has not authorized or approved the Callable STRIDES in any way and has no financial or legal obligation with respect to the Callable STRIDES.

•	The settlement date for the Callable STRIDES is expected to be February 7, 2007.

Payment on the maturity date:

•

If the Callable STRIDES have not been redeemed or we have not called the Callable STRIDES prior to or on the stated maturity date, for each Callable STRIDES you own on the maturity date, in addition to accrued and unpaid interest, we will deliver to you a number of shares of Apple, Inc. common stock equal to the then current share multiplier.

•

On the maturity date, if the price of Apple, Inc. common stock has decreased, the value of Apple, Inc. common stock that you will receive will be less than the $25 original public offering price per unit of your Callable STRIDES.

Payment if called by Merrill Lynch & Co., Inc.:

•

If we call the Callable STRIDES on or after August 8, 2007, we will pay you a cash amount that, together with all other payments made on the Callable STRIDES from the original issue date to and including the call date, will provide a yield to call of 23.15% per year on the original public offering price per unit of the Callable STRIDES from the original issue date until the call date.

Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Callable STRIDES involves risks that are described in the “ Risk Factors” section beginning on page PS-8 of this pricing supplement and beginning on page S-3 of the accompanying MTN prospectus supplement.

	Per Unit	Total
Public offering price (1)	$25.00	$50,000,000
Underwriting discount	$.25	$500,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$24.75	$49,500,000

(1)	Plus accrued interest from February 7, 2007, if settlement occurs after that date.

The public offering price and the underwriting discount for any single transaction to purchase 100,000 units or more will be $24.875 per unit and $.125 per unit, respectively.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this pricing supplement is January 31, 2007.

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.

Pricing Supplement

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to help you understand the Callable STock Return Income DEbt SecuritiesSM due February 7, 2008 (the “Callable STRIDESSM”) payable on the maturity date with Apple, Inc. (the “Underlying Company”) common stock (the “Deliverable Shares”). You should carefully read this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to fully understand the terms of the Callable STRIDES and the tax and other considerations that are important to you in making a decision about whether to invest in the Callable STRIDES. You should carefully review the “Risk Factors” sections of this pricing supplement and the accompanying MTN prospectus supplement, which highlight certain risks associated with an investment in the Callable STRIDES, to determine whether an investment in the Callable STRIDES is appropriate for you.

References in this pricing supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Callable STRIDES?

The Callable STRIDES will be a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Callable STRIDES will rank equally with all of our other unsecured and unsubordinated debt. The Callable STRIDES will mature on February 7, 2008, unless redeemed or called by us, as described in this pricing supplement.

Each unit will represent a single Callable STRIDES with a $25 original public offering price per unit. You may transfer the Callable STRIDES only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Callable STRIDES in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Callable STRIDES. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Callable STRIDES is subject to risks, including the risk of loss. Please refer to the sections entitled “Risk Factors” in this pricing supplement and the accompanying MTN prospectus supplement.

What is the Underlying Company?

The Underlying Company has disclosed that it designs, manufactures, and markets personal computers and related software, services, peripherals, and networking solutions. The Underlying Company also designs, develops, and markets a line of portable digital music players along with related accessories and services, including the online sale of third-party audio and video products. You should independently investigate the Underlying Company and decide whether an investment in the Callable STRIDES linked to the Deliverable Shares is appropriate for you.

Because the Deliverable Shares are registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located by reference to SEC file number 000-10030 and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s web site. In addition, information regarding the Underlying Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of that information. For further information, please see the sections entitled “The Deliverable Shares—The Underlying Company” and “Where You Can Find More Information” in this pricing supplement and the accompanying general prospectus supplement and prospectus.

What is the Underlying Company’s role in the Callable STRIDES?

The Underlying Company has not authorized or approved the Callable STRIDES and has no financial or legal obligations relating to the Callable STRIDES or to amounts to be paid to you, including any obligation to take the needs of ML&Co. or of holders of the Callable STRIDES into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by holders of the Callable STRIDES. ML&Co. is not affiliated with the Underlying Company.

How have the Deliverable Shares performed historically?

You can find a table with the high and low closing prices per share of the Deliverable Shares during each quarter from the first quarter of 2001 to the present in the section entitled “The Deliverable Shares—Historical Data” in this pricing supplement.

We have provided this information to help you evaluate the behavior of the Deliverable Shares in various economic environments; however, this information is not necessarily indicative of how the Deliverable Shares will perform in the future.

What will I receive on the maturity date of the Callable STRIDES?

On the maturity date, if we have not previously redeemed or called the Callable STRIDES, for each unit of the Callable STRIDES that you own, in addition to accrued and unpaid interest, we will deliver to you a number of Deliverable Shares equal to the then current share multiplier. The initial “Share Multiplier” was determined on the date the Callable STRIDES were priced for initial sale to the public (the “Pricing Date”) so that the product of the volume weighted average price of the Deliverable Shares on the Pricing Date and the initial Share Multiplier equaled $25, the original public offering price of one unit of the Callable STRIDES. The initial Share Multiplier equals 0.29399071 and the Volume Weighted Average Price (as defined herein) equaled $85.0367 on the Pricing Date. The Share Multiplier will be subject to adjustment to account for certain corporate events relating to the Underlying Company as described in this pricing supplement.

We will not distribute fractional Deliverable Shares. Instead, the number of Deliverable Shares to be delivered on the maturity date will be aggregated and the value of the fractional share will be paid in cash. Please see the section entitled “Description of the Callable STRIDES—Fractional Shares” in this pricing supplement.

For more specific information regarding the corporate events referred to above, please see the section entitled “Description of the Callable STRIDES—Share Multiplier Adjustment” and “—Reorganization Events” in this pricing supplement.

The opportunity to participate in possible increases in the price of the Deliverable Shares through an investment in the Callable STRIDES is limited because if we call the Callable STRIDES the total yield on your investment will never exceed 23.15% per year. However, in the event that the price of the Deliverable Shares declines over the term of the Callable STRIDES, you will realize the entire decline in the value of the Callable STRIDES and may lose a part or all of your initial investment. For more information about risks associated with the Callable STRIDES, please see the section entitled “Risk Factors” in this pricing supplement and the accompanying MTN prospectus supplement.

When will I receive interest?

Interest on the Callable STRIDES will accrue at the rate of 12% per year on the $25 original public offering price per unit from and including February 7, 2007 or from the most recent interest payment date for which interest has been paid or provided for to but excluding the maturity date, redemption date or the date we call the Callable STRIDES. Unless earlier redeemed or called, you will receive quarterly interest payments on May 7, 2007, August 7, 2007, November 7, 2007 and on the maturity date. If any interest payment date is not a Business Day, you will receive payment of any accrued and unpaid interest on the following

Business Day with no additional interest as a result of the delay.

How does the call feature work?

We may call the Callable STRIDES on any scheduled Business Day beginning on August 8, 2007, through and including the maturity date (the day on which the call occurs, if any, being the “Call Date”) by giving notice to the trustee of the Callable STRIDES at least five Business Days prior to the Call Date as described in this pricing supplement and specifying the Call Date, Call Price (as described below) and amount of accrued and unpaid interest payable on the Call Date. The Call Price will be determined based upon the applicable Call Date. The Call Price will equal $26.2100 if we call the Callable STRIDES on August 8, 2007, the first date the Callable STRIDES may be called, and $27.5384 if we call the Callable STRIDES on February 7, 2008, the last date the Callable STRIDES may be called. For a list of hypothetical month-end, midmonth, first and last Call Prices from August 8, 2007 (the first Call Date) through the stated maturity date, please see the section entitled “Description of the Callable STRIDES—Hypothetical Call Prices” in this pricing supplement; and for an example of the Call Price calculation, please see Annex A to this pricing supplement. If we elect to exercise our call option, the Call Price will be disclosed to DTC, or its nominee, while the Callable STRIDES are held by DTC as depositary. So long as DTC, or its nominee, is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as described in the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement. The Call Price does not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive an amount equal to the Call Price plus any accrued and unpaid interest to but excluding the Call Date (the “Final Amount”).

The “Call Price” on any Call Date is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 23.15% and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original public offering price. The yield to call represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original public offering price. The present values of the interest payments made on the Callable STRIDES will be calculated assuming each payment is made on the calendar day scheduled for that payment, without regard to whether that day is a Business Day.

When will I receive cash instead of the Deliverable Shares ?

If we call the Callable STRIDES, you will receive the Call Price in cash. Please see the section entitled “Description of the Callable STRIDES—Call at the Option of ML&Co.” in this pricing supplement.

Also, we will not distribute fractional Deliverable Shares. If the number of Deliverable Shares to be delivered on the maturity date is not divisible by a whole number, we will aggregate all share amounts due on the maturity date, and in lieu of delivering a fractional Deliverable Share, we will pay the cash value of the fractional share as more fully described in the section entitled “Description of the Callable STRIDES—Fractional Shares” in this pricing supplement.

What about taxes?

The United States federal income tax consequences of an investment in the Callable STRIDES are complex and uncertain. By purchasing a Callable STRIDES, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize and treat a Callable STRIDES for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a forward contract to acquire the Deliverable Shares (subject to early cancellation). Under this characterization and treatment of the Callable STRIDES, for United States federal income tax purposes, you will generally include payments of interest on the Callable STRIDES as income in accordance with your regular method of tax accounting. You should review the discussion under the section entitled “United States Federal Income Taxation” in this pricing supplement.

Will the Callable STRIDES be listed on a stock exchange?

The Callable STRIDES have been approved for listing on the American Stock Exchange (the “AMEX”) under the trading symbol “APP”. We make no representation, however, that the Callable STRIDES will remain listed for the entire term of the Callable STRIDES. In any event, you should be aware that the listing of the Callable STRIDES on the AMEX will not necessarily ensure that a liquid trading market will be available for the Callable STRIDES. You should review the section entitled “Risk Factors—There may be an uncertain trading market for the Callable STRIDES and the market price you may receive or be quoted for your Callable STRIDES on a date prior to the stated maturity date will be affected by this and other important factors, including our costs of developing, hedging and distributing the Callable STRIDES” in this pricing supplement.

What price can I expect to receive if I sell the Callable STRIDES prior to the stated maturity date?

In determining the economic terms of the Callable STRIDES, and consequently the potential return on the Callable STRIDES to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Callable STRIDES. In structuring the economic terms of the Callable STRIDES, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Callable STRIDES.

If you sell your Callable STRIDES prior to the stated maturity date, you will receive a price determined by market conditions for the Callable STRIDES. This price may be influenced by many factors, such as interest rates, volatility and the prevailing price of the Deliverable Shares, and the expectations of the amount, if any, by which the price of the Deliverable Shares, will change. In addition, the price, if any, at which you could sell your Callable STRIDES in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Callable STRIDES, namely the underwriting discount paid in respect of the Callable STRIDES and other costs associated with the Callable STRIDES, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the $25 original public offering price per unit of your Callable STRIDES if sold before the stated maturity date.

In a situation where there has been no movement in the price of the Deliverable Shares and no changes in the market conditions or any other relevant factors from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Callable STRIDES in a secondary market transaction is expected to be lower than the $25 original public offering price per unit. This is due to, among other things, our costs of developing, hedging and distributing the Callable STRIDES. Any potential purchasers for your Callable STRIDES in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Callable STRIDES. After the initial offering, MLPF&S currently intends to buy and sell Callable STRIDES to create a secondary market for holders of the Callable STRIDES, and may stabilize or maintain the Closing Market Price of the Callable STRIDES during the initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or to continue them once it has started.

MLPF&S also will be our agent for purposes of calculating, among other things, the Call Price and the number of Deliverable Shares deliverable to you on the maturity date. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement. You should also read other documents ML&Co. has filed with the Securities and Exchange Commission, which you can find by referring to the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in the accompanying general prospectus supplement and prospectus.

RISK FACTORS

Your investment in the Callable STRIDES will involve certain risks. You should consider carefully the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before you decide that an investment in the Callable STRIDES is suitable for you.

Your investment may result in a loss

We will not repay you a fixed amount of principal on the maturity date or upon early redemption. If the Callable STRIDES have not been redeemed and we do not elect to exercise our call option on or prior to the maturity date, for each Callable STRIDES you own on the maturity date you will receive a number of Deliverable Shares equal to the then current Share Multiplier. Because the price of the Deliverable Shares is subject to market fluctuations, the value of the Deliverable Shares that we will deliver to you on the maturity date may be more or less than the original public offering price of the Callable STRIDES. The value of the Callable STRIDES may decline, and that decline could be substantial. If you purchase your Callable STRIDES in the initial distribution, and if, on the maturity date, the value of the Deliverable Shares has declined from its volume weighted average price on the Pricing Date, as adjusted by the application of the Share Multiplier, your investment in the Callable STRIDES will result in a loss to you of part or all of your initial investment.

In addition, if on any date the Closing Market Price of one Deliverable Share declines to less than $1.00, the Callable STRIDES will be redeemed early and you will receive for each Callable STRIDES you own (1) a number of Deliverable Shares equal to the then current Share Multiplier, (2) accrued and unpaid interest to but excluding the Redemption Date, as defined in this pricing supplement, and (3) a cash amount equal to the present value of the additional interest that would have been paid through the stated maturity but for the early redemption.

The Callable STRIDES are subject to being called at our option

We may call all of the Callable STRIDES on any scheduled Business Day beginning August 8, 2007 to and including the maturity date. In the event that we elect to call the Callable STRIDES, you will receive only the Call Price and any accrued and unpaid interest to but excluding the Call Date, and you will not be entitled to receive Deliverable Shares on the maturity date. Due to our ability to call the Callable STRIDES, your total annualized yield will be capped at 23.15% of the original public offering price.

Your yield may be lower than the yield on other standard debt securities of comparable maturity

The yield that you will receive on your Callable STRIDES, which could be negative, in addition to the interest payments you receive, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Callable STRIDES do not guarantee the return of a principal amount on the maturity date.

Your return may be limited and will not be identical to the return of owning the Deliverable Shares

The opportunity to participate in the possible increases in the price of the Deliverable Shares through an investment in the Callable STRIDES is limited because the amount you receive if we call the Callable STRIDES will never exceed a total annualized yield of 23.15% of the original public offering price. However, if we choose not to exercise our call option and the value of the Deliverable Shares declines over the term of the Callable STRIDES, you will realize a decline in value of the Callable STRIDES and will lose a part or all of your initial investment.

In addition, your return on the Callable STRIDES will not reflect the return you would realize if you actually owned the Deliverable Shares and received the dividends, if any, paid on the Deliverable Shares. You will not be entitled to receive dividends, if any, paid on the Deliverable Shares unless and until you actually hold the Deliverable Shares on the applicable record date for the payment of a dividend.

There may be an uncertain trading market for the Callable STRIDES and the market price you may receive or be quoted for your Callable STRIDES on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Callable STRIDES

The Callable STRIDES have been approved for listing on the AMEX under the trading symbol “APP”. We make no representation, however, that the Callable STRIDES will remain listed for the entire term of the Callable STRIDES. In any event, you should be aware that the listing of the Callable STRIDES on the AMEX does not necessarily ensure that a trading market will develop for the Callable STRIDES. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Callable STRIDES will depend on our financial performance and other factors, such as the appreciation, if any, in the price of the Deliverable Shares. In addition, it is unlikely that increases or decreases in the secondary market price of the Callable STRIDES will correlate exactly with increases or decreases in the price of the Deliverable Shares.

If the trading market for the Callable STRIDES is limited, there may be a limited number of buyers for your Callable STRIDES if you do not wish to hold your investment until the stated maturity date. This may affect the price you receive.

If a market-maker (which may be MLPF&S) makes a market in the Callable STRIDES, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price at which you could sell your Callable STRIDES in a secondary market transaction is expected to be affected by factors that we considered in setting the economic terms of the Callable STRIDES, namely the underwriting discount paid in respect of the Callable STRIDES and other costs associated with the Callable STRIDES, and compensation for developing and hedging the product. This listed price could be higher or lower than the original issue price. MLPF&S is not obligated to make a market in the Callable STRIDES.

Assuming there is no change in the price of the Deliverable Shares and no change in market conditions or any other relevant factors, the price at which a purchaser (which may include MLPF&S) might be willing to purchase your Callable STRIDES in a secondary market transaction is expected to be lower than the original issue price. This is due to, among other things, the fact that the original issue price included, and secondary market prices are likely to exclude, the underwriting discount paid with respect to, and the developing and hedging costs associated with, the Callable STRIDES.

Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Callable STRIDES will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Callable STRIDES caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the Callable STRIDES caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Callable STRIDES attributable to another factor, such as an increase in the price of the Deliverable Shares. The following paragraphs describe the expected impact on the market value of the Callable STRIDES given a change in a specific factor, assuming all other conditions remain constant.

The price of the Deliverable Shares is expected to affect the trading value of the Callable STRIDES. We expect that the market value of the Callable STRIDES will depend substantially on the price of the Deliverable Shares. However, you generally should not expect the increase or decrease in the market value of your Callable STRIDES to be identical to the increase or decrease in the market value of the Deliverable Shares. For example, if you choose to sell your Callable STRIDES when the price of the Deliverable Shares, as adjusted for the Share Multiplier, exceeds the original public offering price, you may receive substantially less than the current market value of the Deliverable Shares because of the expectation that the price of the Deliverable Shares will continue to fluctuate until the maturity date and the fact that the Callable STRIDES are callable at the option of ML&Co.

Changes in the levels of interest rates are expected to affect the trading value of the Callable STRIDES. We expect that changes in interest rates will affect the trading value of the Callable STRIDES. Generally, if United States interest rates increase, we expect that the trading value of the Callable STRIDES will decrease and, conversely, if United States interest rates decrease, we expect that the trading value of the Callable STRIDES will increase.

Changes in the volatility of the Deliverable Shares are expected to affect the trading value of the Callable STRIDES. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Deliverable Shares increases or decreases, the trading value of the Callable STRIDES may be adversely affected.

As the time remaining to maturity of the Callable STRIDES decreases, the “time premium” associated with the Callable STRIDES is expected to decrease. We anticipate that before their maturity, the Callable STRIDES may trade at a value above that which would be expected based on the level of interest rates and the price of the Deliverable Shares. This difference will reflect a “time premium” due to expectations concerning the price of the Deliverable Shares during the period before the stated maturity of the Callable STRIDES. However, as the time remaining to maturity decreases, we expect that this premium will decrease, lowering the trading value of the Callable STRIDES.

Changes in dividend yields of the Deliverable Shares are expected to affect the trading value of the Callable STRIDES. In general, if the dividend yield on the Deliverable Shares increases, we expect the trading value of the Callable STRIDES to decrease and, conversely, if the dividend yield on the Deliverable Shares decrease, we expect the trading value of the Callable STRIDES will increase.

Changes in our credit ratings may affect the trading value of the Callable STRIDES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Callable STRIDES. However, because your return on your Callable STRIDES is dependent upon factors in addition to our ability to pay our obligations under the Callable STRIDES, such as the percentage change, if any, in the price of the Deliverable Shares on the maturity date, an improvement in our credit ratings will not reduce the other investment risks related to the Callable STRIDES.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Callable STRIDES of a given change in some of the factors listed above will be less if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES. We expect, however, that the effect on the trading value of the Callable STRIDES of a given change in the price of the Deliverable Shares will be greater if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES.

Amounts payable on the Callable STRIDES may be limited by state law

New York State law governs the 1983 Indenture under which the Callable STRIDES will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Callable STRIDES. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the Callable STRIDES, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

The Underlying Company has no obligations relating to the Callable STRIDES and no diligence has been performed with respect to the Underlying Company

We are not affiliated with the Underlying Company, and the Underlying Company has not authorized or approved the Callable STRIDES in any way. Further, the Underlying Company has no financial or legal obligation with respect to the Callable STRIDES or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Callable STRIDES into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Callable STRIDES.

Neither ML&Co. nor MLPF&S have conducted any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Callable STRIDES; and they make no representation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of the Deliverable Shares. Any prospective purchaser of the Callable STRIDES should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Callable STRIDES holders are not entitled to stockholder’s rights

Holders of the Callable STRIDES will not be entitled to any rights in the Deliverable Shares including, for example, the right to receive dividends or other distributions, voting rights and the right to tender or exchange common stock in any tender or exchange offer by the Underlying Company or any third party.

Purchases and sales of the Deliverable Shares by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Deliverable Shares or futures or options contracts on the Deliverable Shares for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Callable STRIDES. These transactions could affect the price of the Deliverable Shares and, in turn, the value of the Callable STRIDES in a manner that would be adverse to your investment in the Callable STRIDES. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the price of the Deliverable Shares. Temporary increases or decreases in the market price of the Deliverable Shares may also occur as a result of the purchasing activities of other market participants. Consequently, the price of the Deliverable Shares may change subsequent to the Pricing Date, affecting the market value of the Callable STRIDES and therefore the trading value of the Callable STRIDES.

Potential conflicts of interest could arise

MLPF&S, our subsidiary, is our agent for purposes of calculating, among other things, the Call Price and the number of Deliverable Shares deliverable to you on the maturity date. Under certain circumstances, MLPF&S as our subsidiary and its responsibilities as calculation agent for the Callable STRIDES could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination of whether the Share Multiplier shall be adjusted, or in connection with judgments that it would be required to make with regard to such adjustments. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligations in connection with the Callable STRIDES. We may seek competitive terms in entering into the hedging arrangements for the Callable STRIDES, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Callable STRIDES, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this pricing supplement.

DESCRIPTION OF THE CALLABLE STRIDES

ML&Co. will issue the Callable STRIDES as a series of senior debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as the trustee under such indenture. Unless redeemed or called by us, the Callable STRIDES will mature on February 7, 2008. Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP for the Callable STRIDES is 59022C368.

The Callable STRIDES may be called by ML&Co. as described below, but are not otherwise subject to redemption by us at our option or by any holder at its option before the stated maturity except as described below.

The initial Share Multiplier for the Callable STRIDES, when multiplied by the volume weighted average price of the Deliverable Shares on the Pricing Date, equals $25, the original public offering price of one unit of the Callable STRIDES. The volume weighted average price (“Volume Weighted Average Price”) is, absent a determination of a manifest error, the price as shown on page “AQR” on Bloomberg L.P. for trading in the Deliverable Shares taking place on all U.S. exchanges from 9:30 a.m. to 4:02 p.m., New York City time. The Share Multiplier will be subject to adjustment for certain corporate events relating to the Underlying Company as described in this pricing supplement.

ML&Co. will issue the Callable STRIDES in denominations of whole units each with a $25 original public offering price per unit. You may transfer the Callable STRIDES only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Callable STRIDES in the form of a global certificate, which will be held by The Depositary Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Callable STRIDES. You should refer to the section entitled “Description of Debt Securities— Depositary” in the accompanying general prospectus supplement.

The Callable STRIDES will not have the benefit of any sinking fund.

Payment on the Maturity Date

Unless the Callable STRIDES have been previously redeemed or called by us, a holder of a Callable STRIDES will be entitled to receive a cash payment of accrued and unpaid interest and a number of Deliverable Shares equal to the then current Share Multiplier. The initial Share Multiplier equals 0.29399071 and was determined on the Pricing Date so that the product of the Volume Weighted Average Price of the Deliverable Shares on the Pricing Date and the initial Share Multiplier equals $25, the original public offering price of one unit of the Callable STRIDES. The Share Multiplier will be subject to adjustment for certain events described under “—Share Multiplier Adjustments”, “—Reorganization Events” and “—Alternative Dilution and Reorganization Adjustments” in this pricing supplement.

If the maturity date is not a Business Day, we will deliver the Deliverable Shares and make all accrued and unpaid interest payments on the first Business Day following the maturity date and no additional interest will accrue as a result of the delay.

All determinations made by the calculation agent in good faith, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Callable STRIDES.

Interest

The Callable STRIDES will bear interest at a rate of 12% per year on the $25 original public offering price per unit from and including February 7, 2007 or from the most recent interest payment date for which interest has been paid or provided for, to but excluding the stated maturity date, the Call Date or Redemption Date, as applicable. Unless earlier redeemed or called, we will pay interest on the Callable STRIDES in cash quarterly in arrears on May 7, 2007, August 7, 2007, November 7, 2007 and on the maturity date, the Call Date or Redemption Date, as applicable. We will pay this interest to the persons in whose names the Callable STRIDES are registered at the close of business on the fifteenth calendar day preceding each interest payment date, whether or not a Business Day. Notwithstanding the foregoing, upon redemption or if called by ML&Co., the final payment of interest will be paid to the person to whom ML&Co. delivers the Deliverable Shares or the Call Price, as the case may be, subject to the conditions described under “Redemption Event” in this pricing supplement. Interest on the Callable STRIDES will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment.

“Business Day” means any day other than a Saturday or a Sunday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close and with respect to any day on which securities are to be delivered is also a day that is a Trading Day.

“Trading Day” means a day on which the New York Stock Exchange (the “NYSE”), AMEX and The Nasdaq Stock Market (“Nasdaq”) are open for trading as determined by the calculation agent.

Fractional Shares

We will not distribute fractional Deliverable Shares. If the number of Deliverable Shares to be delivered on the maturity date is not divisible by a whole number, we will aggregate all share amounts due to a registered holder on the maturity date, and, in lieu of delivering a fractional Deliverable Share, we will pay to the registered holder the cash value of the fractional share based on the Closing Market Price of the Deliverable Shares. While the Callable STRIDES are held at the depositary, the sole registered holder will be the depositary. Depositary participants have different policies pertaining to fractional shares. You should consult the participant through which you hold the Callable STRIDES to ascertain the participant’s specific policy.

Call at the Option of ML&Co.

ML&Co., in its sole discretion, may call the Callable STRIDES, in whole but not in part, on any scheduled Business Day beginning on August 8, 2007 to and including the maturity date (the date on which the call, if any, occurs being the “Call Date”) by giving notice to the trustee on any Business Day at least five Business Days prior to the Call Date. The notice to the trustee will specify the Call Date, Call Price and amount of interest payable on the Call Date. The trustee will provide notice of the call election to the registered holders of the Callable STRIDES, specifying the Call Date, Call Price and amount of interest payable on the Call Date. The depositary, as the registered holder, will receive the notice of the call. So long as the depositary is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as more fully described under “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Call Price on any Call Date will be the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 23.15% and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original public offering price. The present value of each interest payment on the Callable STRIDES used to determine the Call Price will be calculated assuming each payment is made on the calendar day scheduled for that payment. A delay in payment may arise for reasons such as a scheduled interest payment date falling on a day that is not a Business Day and, as a result, the payment being delayed until the next succeeding Business Day. Any delay will not be taken into account when calculating the applicable Call Price. The Call Price will not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive the Call Price plus an amount equal to the accrued and unpaid interest (the “Final Amount”). The yield to call represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original public offering price.

Hypothetical Call Prices

Based on the original issue date, stated maturity date and yield to call, the following table sets forth the hypothetical month-end, midmonth, first and last Call Prices from August 8, 2007 through February 7, 2008, the first Call Date and the stated maturity date, respectively. For an example of the Call Price calculation, see Annex A to this pricing supplement. If we elect to exercise our call option, the Call Price will be disclosed in the notice we deliver to DTC in connection with our call of the Callable STRIDES.

This table includes:

• original issue date:	February 7, 2007

• initial Share Multiplier:	0.29399071 (based upon the Volume Weighted Average Price of the Deliverable Shares of $85.0367 on the Pricing Date)

• interest rate:	12% per year

• interest payment dates:	On May 7, 2007, August 7, 2007, November 7, 2007 and the stated maturity date, (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• yield to call:	23.15% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• stated maturity date:	February 7, 2008

Hypothetical Call Date	Hypothetical Call Price per Callable STRIDES	Interest Payable on Call Date per Callable STRIDES	Final Amount per Callable STRIDES
August 8, 2007 (first Call Date)	$26.2100	0.0083	$26.2183
August 15, 2007	$26.2580	0.0667	$26.3247
August 31, 2007	$26.3695	0.2000	$26.5695
September 14, 2007	$26.4617	0.3083	$26.7700
September 28, 2007	$26.5627	0.4250	$26.9877
October 15, 2007	$26.6877	0.5667	$27.2543
October 31, 2007	$26.8078	0.7000	$27.5078
November 15, 2007	$26.9113	0.0667	$26.9779
November 30, 2007	$27.0214	0.1917	$27.2130
December 17, 2007	$27.1486	0.3333	$27.4819
December 31, 2007	$27.2554	0.4500	$27.7054
January 15, 2008	$27.3640	0.5667	$27.9307
January 31, 2008	$27.4903	0.7000	$28.1903
February 7, 2008 (stated maturity date)	$27.5384	0.7500	$28.2884

The following graph shows the relationship between the Call Price and the Call Price plus accrued but unpaid interest from August 8, 2007, the first Call Date through February 7, 2008, the stated maturity date.

Hypothetical Returns on the Maturity Date

The following table illustrates, for a range of hypothetical Closing Market Prices of the Deliverable Shares on the maturity date:

•	the product of the hypothetical Closing Market Price of the Deliverable Shares on the maturity date and the initial Share Multiplier,

•	the percentage change in the price of the Deliverable Shares from the Pricing Date to the maturity date,

•	the value of Deliverable Shares due or amount payable on the Callable STRIDES, including the payment of accrued and unpaid interest on the maturity date,

•	the total annualized yield on the Callable STRIDES on the maturity date, and

•	the total annualized yield from direct ownership of the Deliverable Shares.

This table includes the same Pricing Date, original issue date, initial Share Multiplier, interest rate, interest payment dates, yield to call and maturity date which were used in connection with the hypothetical Call Price calculations in the previous table. This table also assumes that the Callable STRIDES have not been called or redeemed prior to the maturity date and will be called by ML&Co. on the maturity date if the total annualized yield on the Callable STRIDES would otherwise be greater than 23.15% on the maturity date.

Hypothetical Closing Market Price of the Deliverable Shares on the maturity date	The product of the hypothetical Closing Market Price on the maturity date and the initial Share Multiplier	Percentage change in the price of the Deliverable Shares from the Pricing Date to the maturity date	Value of Deliverable Shares due or amount payable on the Callable STRIDES on the maturity date(1)	Total annualized yield on the Callable STRIDES on the maturity date(2)	Total annualized yield from direct ownership of the Deliverable Shares(3)
17.01	5.00	–80%	5.7500	–72.08%	–80.00%
25.51	7.50	–70%	8.2500	–61.30%	–70.00%
34.01	10.00	–60%	10.7500	–50.61%	–60.00%
42.52	12.50	–50%	13.2500	–39.99%	–50.00%
51.02	15.00	–40%	15.7500	–29.42%	–40.00%
59.53	17.50	–30%	18.2500	–18.89%	–30.00%
68.03	20.00	–20%	20.7500	-8.38%	–20.00%
76.53	22.50	–10%	23.2500	2.09%	–10.00%
85.04(4)	25.00(5)	0%	25.7500	12.55%	0.00%
86.74	25.50	2%	26.2500	14.64%	2.00%
88.44	26.00	4%	26.7500	16.73%	4.00%
90.14	26.50	6%	27.2500	18.82%	6.00%
91.84	27.00	8%	27.7500	20.90%	8.00%
93.54	27.50	10%	28.2500	22.99%	10.00%
102.04	30.00	20%	28.2884	23.15%(6)	20.00%
110.55	32.50	30%	28.2884	23.15%	30.00%
119.05	35.00	40%	28.2884	23.15%	40.00%

(1)	The amounts specified in this column include payment of accrued and unpaid interest payable on the maturity date.
(2)	The total annualized yield on the maturity date represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments made through and including the applicable Call Date, the sum of these present values being equal to the original public offering price. This annualized yield:
(a)	assumes coupon payments are (i) made quarterly on May 7, 2007, August 7, 2007, November 7, 2007 and on the maturity date, and (ii) reinvested for the remainder of the term of the Callable STRIDES at the applicable yield listed in this column;
(b)	assumes an investment term from February 7, 2007 to February 7, 2008, a term expected to be equal to that of the Callable STRIDES; and
(c)	is computed on the basis of a 360-day year of twelve 30-day months compounded annually.

(3)	This annualized yield assumes:
(a)	a percentage change in the value of the Callable STRIDES that equals the percentage change in the product of the initial Share Multiplier and the Volume Weighted Average Price of a Deliverable Share on the Pricing Date to the relevant hypothetical Closing Market Price of the Deliverable Shares on the maturity date multiplied by the initial Share Multiplier;
(b)	a dividend payment of $0.00 per quarter per share;
(c)	no transaction fees or expenses; and
(d)	an investment term from February 7, 2007 to February 7, 2008, a term expected to be equal to that of the Callable STRIDES.
(e)	is computed on the basis of a 365-day year and the actual number of days compounded annually.
(4)	This was the Volume Weighted Average Price of the Deliverable Shares on the Pricing Date, and rounded to two decimal places.
(5)	This is the original public offering price of one unit of the Callable STRIDES. This value represents the product of the Volume Weighted Average Price of the Deliverable Shares on the Pricing Date of $85.0367 and the initial Share Multiplier of 0.29399071.
(6)	The amount representing a yield to call of 23.15% shall be paid in cash.

Redemption Event

If on any date the Closing Market Price of one Deliverable Share is less than $1.00, the Callable STRIDES will be redeemed by us on the third Business Day following that date (the “Redemption Date”). If this redemption event is triggered, then on the Redemption Date for each unit of Callable STRIDES, ML&Co. will deliver, in addition to such number of Deliverable Shares equal to the then current Share Multiplier and accrued and unpaid interest to the Redemption Date (the “accrued interest amount”), a cash amount equal to the present value of the additional interest that would have been paid through the stated maturity but for the early redemption of the Callable STRIDES (the “present value amount”). The number of Deliverable Shares, plus the accrued interest amount and present value amount payable, in connection with one Callable STRIDES are together referred to as the “Redemption Price” of the Callable STRIDES. The present value amount will be calculated by the calculation agent, whose determination will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Callable STRIDES.

The Redemption Price will be delivered and paid to the holder of a Callable STRIDES on the Redemption Date; provided, however, that in the event that the Redemption Date falls after a record date for the payment of interest on the Callable STRIDES but prior to the next succeeding scheduled interest payment date, the portion of the Redemption Price equal to the accrued interest amount will be paid to the persons who were the holders of the Callable STRIDES as of that record date.

Events of Default and Acceleration

In case an Event of Default with respect to any Callable STRIDES has occurred and is continuing, the amount payable to a holder of a Callable STRIDES upon any acceleration permitted by the Callable STRIDES, with respect to each $25 original public offering price per unit, will be equal to the amount payable on the maturity date, calculated as though the date of acceleration were the maturity date. The value of the amount payable upon acceleration will not, however, be greater than an amount equal to the Final Amount, calculated as though the date of acceleration were the Call Date (whether or not that date is before or after August 8, 2007). If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the holder of a Callable STRIDES may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the $25 original public offering price per unit of the Callable STRIDES plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the Callable STRIDES.

In case of default in payment of the Callable STRIDES, whether on the stated maturity date or upon acceleration, from and after that date the Callable STRIDES will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page H15FED1, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Callable STRIDES to the date payment of that amount has been made or duly provided for. “Reuters page H15FED1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page H15FED1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120 (the predecessor of Reuters page H15FED1).

Share Multiplier Adjustments

The Share Multiplier used to determine the number of Deliverable Shares to be delivered on the maturity date is subject to adjustment by the calculation agent as described in this section. However, if we elect to call the Callable STRIDES, you will receive only the Final Amount, and you will not be entitled to receive the Deliverable Shares.

No adjustments to the Share Multiplier will be required unless the Share Multiplier adjustment would require a change of at least 0.1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Multiplier after the close of business on the fourth Business Day immediately prior to the maturity date or early redemption date, as applicable.

No adjustments to the Share Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Share Multiplier to reflect changes occurring in relation to the Deliverable Shares or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the Closing Market Price of the Deliverable Shares, including, without limitation, a partial tender or exchange offer for the Deliverable Shares.

MLPF&S as calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Deliverable Shares by the Underlying Company.

ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Multiplier, or, if later, within ten Business Days following the date on which ML&Co. becomes aware of this occurrence, provide written notice to the trustee, which will provide notice to the holders of the Callable STRIDES of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Share Multiplier.

Stock splits and reverse stock splits

If the Deliverable Shares are subject to a stock split or reverse stock split, then once any split has become effective, the Share Multiplier relating to the Deliverable Shares will be adjusted to equal the product of the prior Share Multiplier and the number of shares which a holder of record of one Deliverable Share before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If the Deliverable Shares are subject to a (i) stock dividend, i.e., issuance of additional Deliverable Shares, that is given ratably to all holders of record of the Deliverable Shares or (ii) distribution of Deliverable Shares as a result of the triggering of any provision of the corporate charter of the Underlying Company, then, once the dividend has become effective and the Deliverable Shares are trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier will equal the prior Share Multiplier plus the product of:

•	the prior Share Multiplier; and

•

the number of the Deliverable Shares which a holder of one Deliverable Share before the date the dividend became effective and the Deliverable Shares traded ex-dividend would have owned or been entitled to receive immediately following that date.

Extraordinary Dividends

There will be no adjustments to the Share Multiplier to reflect any cash dividends or cash distributions paid with respect to the Deliverable Shares other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Deliverable Shares, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on the Deliverable Shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Market Price of the Deliverable Shares on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Deliverable Shares, the Share Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Share Multiplier will equal the product of:

•	the prior Share Multiplier; and

•

a fraction, the numerator of which is the Closing Market Price per Deliverable Share on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per Deliverable Share on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Deliverable Shares will equal:

•

in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per Deliverable Share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that Deliverable Share; or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per Deliverable Share of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Deliverable Shares described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events”. A distribution on the Deliverable Shares described in the section entitled “—Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to that section.

“Closing Market Price” means:

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are listed or admitted to trading on a national securities exchange in the United States registered under the Exchange Act (“registered national securities exchange”), are included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), or are quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any Trading Day means for one Deliverable Share (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES):

•

the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•

if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

•

if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, including, without limitation, the occurrence of a Market Disruption Event, as described below, then the mean of the last reported bid and offer price of the principal trading session on the registered national securities exchange, or if there were no bids and offers on such exchange, then the mean of the last reported bid and offer on the over-the-counter market as reported on the OTC Bulletin Board or, if there were no bids and offers on the OTC Bulletin Board, then the mean of the last reported bid and offer on any other United States quotation medium or inter-dealer quotation system on that day as determined by the calculation agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are not listed on a registered national securities exchange, are not included in the OTC Bulletin Board, or are not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any Trading Day means for one Deliverable Share (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) then the last reported sale price on that day on the foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Trading Day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are not listed on a registered national securities, are not included in the OTC Bulletin Board, are not quoted on any other United States quotation medium or inter-dealer quotation system, are not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

“Market Disruption Event” means either of the following events as determined by the calculation agent:

(A)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Deliverable Shares on the primary market for the Deliverable Shares for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Deliverable Shares, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(B)	a determination by the calculation agent in its sole discretion that the event described in clause (A) above materially interfered with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of the hedge with respect to the Callable STRIDES.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant options contracts related to the Deliverable Shares will not constitute a Market Disruption Event;

(3)	limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or The Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or The Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in the Deliverable Shares;

(4)	a suspension of trading in an options contract on the Deliverable Shares by the primary securities market trading in the options contracts related to the Deliverable Shares, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market;

•	an imbalance of orders relating to options contracts on the Deliverable Shares; or

•	a disparity in bid and ask quotes relating to options contracts on the Deliverable Shares will constitute a suspension or material limitation of trading in options contracts related to the Deliverable Shares; and

(5)	a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to the Deliverable Shares are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

If the Exchange Property, as defined below under “—Reorganization Events” in this pricing supplement, includes securities other than the Deliverable Shares, then the above definition will be revised to include each of those securities in the same manner as the Deliverable Shares are considered in determining whether a Market Disruption Event exists.

The occurrence of a Market Disruption Event could affect the calculation of the payment on the maturity date or the redemption date you will receive. See “—Payment on the Maturity Date” and “—Redemption Event” in this pricing supplement.

Issuance of transferable rights or warrants

If the Underlying Company issues transferable rights or warrants to all holders of record of the Deliverable Shares to subscribe for or purchase the Deliverable Shares, including new or existing rights to purchase the Deliverable Shares pursuant to a shareholder’s rights plan or arrangement, then the Share Multiplier will be adjusted on the Business Day immediately following the issuance of those transferable rights or warrants so that the new Share Multiplier will equal the prior Share Multiplier plus the product of:

•	the prior Share Multiplier; and

•	the number of Deliverable Shares that can be purchased with the cash value of those warrants or rights distributed on one Deliverable Share.

The number of shares that can be purchased will be based on the Closing Market Price of the Deliverable Shares on the date the new Share Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3 p.m. on the date the new Share Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If prior to the maturity date of the Callable STRIDES:

(a)	there occurs any reclassification or change of the Deliverable Shares, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law;

(e)	the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company; or

(g)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934 (an event in clauses (a) through (g) a “Reorganization Event”), then the method of determining the amount payable on each Callable STRIDES will be adjusted as set forth below.

“Exchange Property” will consist of the securities, cash or any other assets distributed to holders of record of the Deliverable Shares in or as a result of the Reorganization Event, and where the Deliverable Shares continue to be held by the holders of the Deliverable Shares receiving that distribution, the Deliverable Shares. The Exchange Property will either:

A.	be delivered on the maturity date to the holders of the Callable STRIDES in an amount per unit equal to the amount of Exchange Property delivered with respect to the number of Deliverable Shares equal to the Share Multiplier at the time of the Reorganization Event; or

B.	at the option of the calculation agent, be liquidated and the cash proceeds will be paid to the holders of the Callable STRIDES as described below.

If the Exchange Property received in a Reorganization Event:

•

consists only of cash or if the calculation agent exercises its option to liquidate the Exchange Property following its distribution, then, unless we exercise our right to call the Callable STRIDES, the Callable STRIDES will be redeemed: (i) in the case where the Exchange Property delivered to the holders of record of the Deliverable Shares consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of record of the Deliverable Shares, or (ii) in the case where the Exchange Property is liquidated, on the date specified by ML&Co. as described below, and holders of the Callable STRIDES will receive, in lieu of any Deliverable Shares and in full satisfaction of our obligations under the Callable STRIDES, the lesser of:

(i)	the product of (a) the amount of cash received with respect to one Deliverable Share and the then current Share Multiplier or (b) the value of the Exchange Property liquidated with respect to one Deliverable Share and the then current Share Multiplier, as applicable, plus in either case accrued and unpaid interest to the early redemption date; and

(ii)	the Call Price calculated as though the early redemption date were the Call Date (regardless of whether the early redemption date is a day which occurs prior to August 8, 2007) plus accrued and unpaid interest to the early redemption date, in each case, with no interest accruing on the Callable STRIDES following the early redemption date. If the calculation agent exercises the option to liquidate the Exchange Property, ML&Co. will give notice to the trustee as to the election to liquidate the Exchange Property, which notice will specify the method by which the Exchange Property will be sold. The date of early redemption of the Callable STRIDES will be the fifth Business Day following the last date on which the Exchange Property is sold;

•

consists of more than one type of property and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders of Callable STRIDES will receive on the maturity date a pro rata share of each such type of Exchange Property; and

•	includes a cash component and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders will not receive any interest accrued on that cash component.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in this pricing supplement.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to that Exchange Property (in an amount determined on the basis of the rate of exchange in that tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

If we elect to call the Callable STRIDES you will receive only the Final Amount, and you will not be entitled to receive the Deliverable Shares, any Exchange Property or any other consideration on the maturity date.

MLPF&S as calculation agent will be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations will be conclusive absent a determination of a manifest error.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934 and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of the Callable STRIDES will be accelerated to the fifth Business Day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Callable STRIDES. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES described above under “—Share Multiplier Adjustments” and “—Reorganization Events”, but may instead make adjustments in its discretion to the Share Multiplier or the method of determining the amount payable on each Callable STRIDES that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Deliverable Shares or any successor common stock. ML&Co. will provide notice of that election to the trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Deliverable Shares and will detail in that notice the actual adjustment made to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES.

THE DELIVERABLE SHARES

The Underlying Company

The following information has been derived from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information. The Underlying Company has disclosed that it designs, manufactures, and markets personal computers and related software, services, peripherals, and networking solutions. The Underlying Company also designs, develops, and markets a line of portable digital music players along with related accessories and services, including the online sale of third-party audio and video products.. Because the Deliverable Shares are registered under the Securities Exchange Act of 1934 the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC file number 000-10030. See “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus. ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Deliverable Shares is not a recommendation to buy or sell the Deliverable Shares. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of the Deliverable Shares.

The Deliverable Shares trade on the Nasdaq under the symbol “AAPL”.

ML&Co. is not affiliated with the Underlying Company. The Underlying Company has no obligations with respect to the Callable STRIDES. This pricing supplement relates only to the Callable STRIDES and does not relate to the Deliverable Shares or other securities of the Underlying Company. All disclosures contained in this pricing supplement regarding the Underlying Company are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Callable STRIDES. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of the Deliverable Shares have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Deliverable Shares to be received on the maturity date of the Callable STRIDES and therefore the trading prices of the Callable STRIDES. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of the Deliverable Shares.

ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with the Underlying Company including extending loans to, or making equity investments in, the Underlying Company or providing investment banking or advisory services to the Underlying Company, including merger and acquisition advisory services. In the course of that business, ML&Co. or its affiliates may acquire non-public information with respect to the Underlying Company and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to the Underlying Company.

Any prospective purchaser of the Callable STRIDES should undertake an independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Historical Data

The Deliverable Shares are principally traded on the Nasdaq. The following table sets forth the high and low closing prices for the calendar quarters during calendar years 2001 through the Pricing Date. On the Pricing Date, the Volume Weighted Average Price for the Deliverable Shares was $85.0367 per share. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Market, rounded to two decimal places. The historical closing prices of the Deliverable Shares should not be taken as an indication of future performance, and no assurance can be given that the price of the Deliverable Shares will not decrease. In addition, no assurance can be given that the price of the Deliverable Shares will increase so that the value of the Deliverable Shares that the holders of the Callable STRIDES may receive on the maturity date, if not previously called by us, or redeemed, will exceed the original public offering price of the Callable STRIDES.

	High	Low
2001
First Quarter	11.50	7.44
Second Quarter	13.30	9.75
Third Quarter	12.55	7.58
Fourth Quarter	11.88	7.49

2002
First Quarter	12.73	10.39
Second Quarter	13.06	8.28
Third Quarter	9.37	7.00
Fourth Quarter	8.61	6.80

2003
First Quarter	7.64	6.90
Second Quarter	9.65	6.56
Third Quarter	11.55	9.55
Fourth Quarter	12.41	9.85

2004
First Quarter	13.96	10.64
Second Quarter	16.85	12.89
Third Quarter	19.38	14.57
Fourth Quarter	34.22	19.15

2005
First Quarter	45.07	31.65
Second Quarter	43.74	34.13
Third Quarter	53.84	36.50
Fourth Quarter	74.98	49.25

2006
First Quarter	85.59	58.71
Second Quarter	71.89	56.02
Third Quarter	77.61	50.67
Fourth Quarter	91.81	73.23

2007
First Quarter (through January 31, 2007)	97.10	83.80

UNITED STATES FEDERAL INCOME TAXATION

The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying MTN prospectus supplement.

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Callable STRIDES is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Callable STRIDES held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities or persons holding Callable STRIDES in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Callable STRIDES as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). If a partnership holds the Callable STRIDES, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Callable STRIDES should consult their tax advisors. Moreover, all persons considering the purchase of the Callable STRIDES should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Callable STRIDES arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Callable STRIDES that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Callable STRIDES is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Callable STRIDES that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Callable STRIDES or securities with terms substantially the same as the Callable STRIDES. Accordingly, the proper U.S. federal income tax characterization and treatment of the Callable STRIDES is uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and every holder of a Callable STRIDES agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Callable STRIDES for all tax purposes as an investment unit consisting of the following components (the “Components”): (i) a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Callable STRIDES and bearing stated interest at the stated interest rate for the Callable STRIDES (the “Interest Rate”) and (ii) a contract (the “Forward Contract”) pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive on the maturity date a number of Deliverable Shares equal to the then current Share Multiplier (subject to our right to cancel the Forward Contract in the event that we exercise our right to call the Callable STRIDES prior to the maturity date). In the opinion of Tax Counsel, such characterization and tax treatment of the Callable STRIDES, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. Furthermore, based on ML&Co.’s determination of the relative fair market values of the Components at the time of issuance of the Callable STRIDES, ML&Co. will assign 105.25% of the original issue price of the Callable STRIDES to the Debt Instrument and will assign 5.25% of the original issue price of the Callable STRIDES to the Forward Contract. Based upon the foregoing, a U.S. Holder who acquires a Callable STRIDES in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for $26.31 and as having received an initial payment (the “Initial Forward Contract Payment”) with respect to the Forward Contract in an amount equal to $1.31. The initial payment deemed to have been received by a U.S. Holder with respect to the Forward Contract (i.e., the Initial Forward Contract Payment) should only be taken into account by the U.S. Holder as an additional amount realized with respect to the Forward Contract on the earlier of the sale or other disposition of the Callable STRIDES by the U.S. Holder (including a redemption of the Callable STRIDES if we call the Callable STRIDES prior to the maturity date) or on the maturity date (which would reduce the U.S. Holder’s tax basis in any Deliverable Shares received thereby on the maturity date). ML&Co.’s allocation of the original issue price will be binding on a U.S. Holder of a Callable STRIDES, unless the U.S. Holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.’s. The characterization and tax treatment of the Callable STRIDES described above and ML&Co.’s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and tax treatment of the Callable STRIDES or instruments similar to the Callable STRIDES for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Callable STRIDES.

Due to the absence of authorities that directly address instruments that are similar to the Callable STRIDES, significant aspects of the U.S. federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Callable STRIDES (including alternative characterizations and tax treatments of a Callable STRIDES) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the characterization and tax treatment and the allocation described above are accepted for U.S. federal income tax purposes.

Tax Treatment of a Callable STRIDES

Interest on the Debt Instrument. Debt instruments that have a fixed maturity of one year or less, such as the Debt Instrument, are treated as having been issued with original issue discount. Accordingly, in general, the Debt Instrument will be treated as having been issued with original issue discount in an amount equal to the excess of (a) the sum of (i) the principal amount of the Debt Instrument (i.e., the principal amount of a Callable STRIDES) and (ii) all interest payable on the Debt Instrument at the Interest Rate throughout the term of the Debt Instrument (the “Interest Payments”) over (b) the Debt Instrument’s issue price. For these purposes, the Debt Instrument’s issue price will equal $26.31. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount, unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange, redemption or maturity of the Debt Instrument will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange, redemption or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Debt Instrument will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, will be required to accrue original issue discount on the Debt Instrument on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Under the foregoing rules, a U.S. Holder will not be required to separately include the Interest Payments in such U.S. Holder’s income, regardless of the U.S. Holder’s regular method of tax accounting. Based on ML&Co.’s determination set forth above, the U.S. Holder’s tax basis in the Debt Instrument will initially be $26.31. A U.S. Holder’s tax basis in the Debt Instrument will be increased by any original issue discount previously included in income by the U.S. Holder with respect to the Debt Instrument, and decreased by the amount of any payments of stated interest (i.e., the Interest Payments) previously received by the U.S. Holder with respect to the Debt Instrument.

Settlement of the Forward Contract. Upon the final settlement of the Forward Contract on the maturity date, a U.S. Holder would be deemed to have applied an amount (the “Forward Contract Payment Amount”) equal to the principal amount of the Debt Instrument less the Initial Forward Contract Payment toward the purchase of the Deliverable Shares, and a U.S. Holder should not recognize any gain or loss with respect to the Deliverable Shares received upon the final settlement of the Forward Contract. However, a U.S. Holder would be required to recognize gain or loss with respect to any cash received in lieu of fractional Deliverable Shares. The amount of that gain or loss would be equal to the difference, if any, between the amount of cash received and the portion of the Forward Contract Payment Amount that is allocable to those fractional Deliverable Shares. Any such gain or loss would be treated as short-term capital gain or loss. A U.S. Holder’s tax basis in the Deliverable Shares so received would be equal to the Forward Contract Payment Amount less the portion of the Forward Contract Payment Amount that is allocable to any fractional Deliverable Shares. A U.S. Holder’s holding period for the Deliverable Shares would begin on the day immediately following the maturity date. Notwithstanding the foregoing, any cash received on the maturity date that is attributable to accrued interest on the Debt Instrument would be taxed as described under “Tax Treatment of a Callable STRIDES—Interest on the Debt Instrument” above.

Sale, Exchange or Redemption of the Callable STRIDES

Upon a sale, exchange or redemption of a Callable STRIDES prior to the maturity date of the Callable STRIDES, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on that sale, exchange or redemption (as allocated among the Components in accordance with their relative fair market values) and a U.S. Holder’s tax basis in the Components deemed so sold, exchanged or redeemed. Any such gain or loss would be short-term capital gain or loss (except, as described above, to the extent of any accrued original issue discount on the Debt Instrument not previously included in income by the U.S. Holder). For these purposes, the amount realized does not include any amount attributable to accrued interest on the Debt Instrument, which would be taxed as described under “Tax Treatment of a Callable STRIDES—Interest on the Debt Instrument” above. If on any date the Closing Market Price of one Deliverable Share is less than $1.00 and, as a result, the Callable STRIDES are redeemed by us on the third Business Day following that date, for these purposes, the Debt Instrument should be treated as having been redeemed for an amount equal to the sum of the principal amount of the Debt Instrument and the present value amount. In addition, in that event, the amount realized should not include any Deliverable Shares received by a U.S. Holder, which would be treated as a purchase of those Deliverable Shares in settlement of the Forward Contract for an amount equal to the Forward Contract Payment Amount.

Possible Alternative Tax Treatments of an Investment in a Callable STRIDES

Due to the absence of authorities that directly address the proper characterization and treatment of the Callable STRIDES, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Callable STRIDES under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

ML&Co. will take the position that the CPDI Regulations do not apply to the Callable STRIDES. If the IRS were successful in asserting that the CPDI Regulations applied to the Callable STRIDES, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, in income at a “comparable yield” on the issue price, regardless of the U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. In addition, the CPDI Regulations require that a projected payment schedule, which results in such a “comparable yield,” be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of the Deliverable Shares on the maturity date). Furthermore, any gain realized with respect to a Callable STRIDES would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder’s prior ordinary income inclusions (which were not previously reversed) with respect to the Callable STRIDES.

Even if the CPDI Regulations do not apply to the Callable STRIDES, other alternative U.S. federal income tax characterizations or treatments of the Callable STRIDES are also possible, which may also affect the timing and the character of the income or loss with respect to the Callable STRIDES. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Callable STRIDES.

Unrelated Business Taxable Income

Section 511 of the Internal Revenue Code of 1986, as amended (the “Code”) generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Callable STRIDES is uncertain. Nevertheless, in general, if the Callable STRIDES are held for investment purposes, the amount of income or gain, if any, realized over the term of the Callable STRIDES, on the maturity date or upon a sale, exchange or redemption of a Callable STRIDES prior to the maturity date, or any income that would accrue to a holder of a Callable STRIDES if the Callable STRIDES were characterized as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Callable STRIDES constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Callable STRIDES to purchase the Callable STRIDES, all or a portion of any income or gain realized with respect to such Callable STRIDES may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Callable STRIDES should be aware that whether or not any income or gain realized with respect to a Callable STRIDES which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Callable STRIDES that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Callable STRIDES.

Non-U.S. Holders

In the case of a non-U.S. Holder, ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Callable STRIDES subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a Callable STRIDES by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) that gain is not effectively connected with a United States trade or business of that non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, that individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and that individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

A beneficial owner of a Callable STRIDES may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a Callable STRIDES may also be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Callable STRIDES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Callable STRIDES will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation in connection with the Callable STRIDES.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that is proposed initially to offer all or part of the Callable STRIDES directly to the public on a fixed price basis at the offering prices set forth on the cover of this pricing supplement. After the initial public offering, the public offering prices may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Callable STRIDES if any are taken.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this pricing supplement by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim condensed consolidated financial information for the three-month periods ended March 31, 2006 and April 1, 2005, the three-month and six-month periods ended June 30, 2006 and July 1, 2005 and the three-month and nine-month periods ended September 29, 2006 and September 30, 2005 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for reviews of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 29, 2006 and incorporated by reference herein, they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim condensed consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
accrued interest amount	PS-17
Business Day	PS-13
Call Date	PS-5
Call Price	PS-5
Closing Market Price	PS-19
Deliverable Shares	PS-3
ex-dividend date	PS-19
Exchange Property	PS-22
Extraordinary Dividend	PS-19
Extraordinary Dividend Amount	PS-19
Final Amount	PS-5
Market Disruption Event	PS-20
present value amount	PS-17
Pricing Date	PS-4
Redemption Date	PS-17
Redemption Price	PS-17
Reorganization Event	PS-22
Share Multiplier	PS-4
Trading Day	PS-13
Underlying Company	PS-3
Volume Weighted Average Price	PS-12

Capitalized terms used in this pricing supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, as applicable.

ANNEX A

Call Price Calculation Methodology

The Call Price is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 23.15% and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price.

As an example, the following steps describe the calculation of the Call Price for August 8, 2007:

•

First, the sum of the present values on the original issue date of all interest payments (assuming a discount factor based on an annual yield to call of 23.15% made on the Callable STRIDES through and including the applicable Call Date is calculated. For a more detailed description of this calculation, please see the table below.

The following table illustrates, for the scheduled interest payment dates and the scheduled Call Date listed, the:

(a)	amount of interest payable (computed on the basis of a 360-day year of twelve 30-day months) on the applicable date;

(b)	years from the original issue date to the applicable interest payment date (computed on the basis of a 360-day year of twelve 30-day months);

(c)	discount factor(1) based upon an annual yield to call of 23.15%;

(d)	present value at the original issue date of the interest payments; and

(e)	the sum of the present values of all interest payments discounted to the original issue date.

This table assumes:

• original issue date:	February 7, 2007

• initial Share Multiplier:	0.29399071 (based upon the Volume Weighted Average Price of the Deliverable Shares of $85.0367 on the Pricing Date)

• interest rate:	12% per year

• interest payment dates:	On May 7, 2007, August 7, 2007, November 7, 2007 and the maturity date (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• yield to call:	23.15% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• stated maturity date:	February 7, 2008

A-1

Date(2)	Interest Amount Payable	Years From Original Issue Date	Discount Factor(1) Based on the Yield to Call	Present Value at Original Issue Date of Interest Payments(3)
2/7/07		0.000000	1.000000
5/7/07	0.750000	0.250000	0.949274	0.711955
8/7/07	0.750000	0.500000	0.901120	0.675840
8/8/07	0.008333	0.502778	0.900599	0.007505

Sum of the present values of all interest payments:				1.395300

•	Next, the sum of the present values of the interest payments is subtracted from the original issue price to produce the present value of the Call Price on the original issue date:

$25.00000 – $1.395300 = $23.604700 (the present value of the Call Price)

•

Finally, the present value of the Call Price is divided by the applicable discount factor(1) and rounded to the fourth decimal place, the quotient being the present value of the Call Price payable on the applicable Call Date:

$23.604700	= $26.2100 (the Call Price)
0.900599

(1)	The discount factor is equal to	(1)	×, where X is the number of years from the original issue date
		1.2315

	(computed on the basis of a 360-day year of twelve 30-day months compounded annually). The actual discount factor will be determined on the Pricing Date based upon the actual yield to call and will be disclosed in the final pricing supplement made available in connection with sales of the Callable STRIDES.

(2)	The dates in this column reflect the original issue date, the scheduled interest payment dates and August 8, 2007, the Call Date used in calculating this example. If a scheduled interest payment date falls on a day that is not a Business Day, payment will be made on the following Business Day, however, the present values of the interest payments will be calculated assuming each payment is made on the calendar day scheduled for that payment.

(3)	The present values in this column represent the product of the applicable interest payment amount and the corresponding discount factor. Due to rounding, the numbers in this column may not equal the sum of the present values of all interest payments.

A-2

2,000,000 Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

12% Callable STock Return Income DEbt SecuritiesSM

due February 7, 2008

“Callable STRIDESSM”

Payable on the maturity date with Apple, Inc. common stock

$25 original public offering price per unit

PRICING SUPPLEMENT

Merrill Lynch & Co.

January 31, 2007

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.